Exhibit 99.1

        HAMPTON ROADS BANKSHARES ANNOUNCES RECORD FIRST QUARTER EARNINGS

    CHESAPEAKE, Va., April 26 /PRNewswire-FirstCall/ -- Hampton Roads Bankshares, Inc. (OTC Bulletin Board: HMPR), parent company of Bank of Hampton Roads, today announced its financial results for the first quarter of 2005. For the three months ended March 31, 2005, the Company earned a record $1.2 million or $0.14 per diluted share. This was the most profitable quarter in the eighteen year history of the Company and the beginning of what management forecasts to be another excellent year.

    The Company's profitability ratios serve as positive indicators of its ongoing earnings strength and efficiency. Return on average assets for the first quarter of 2005 was 1.37% and return on average equity was 11.33%.

    The record earnings were driven by a 33% increase in the loan portfolio at March 31, 2005 compared to March 31, 2004. As of March 31, 2005, total loans reached a record $292 million. The significant loan growth contributed to a 26% increase in net interest income over first quarter 2004. Net interest margin for the first quarter of 2005 was 4.98%, up 53 basis points over first quarter 2004. Total assets as of March 31, 2005, were a record $371 million, an increase of 12% or $39 million over March 31, 2004.

    The strong growth in assets and loans and the measurable improvement in net interest margin contributed to the first quarter net income results. By comparison with first quarter of 2004, net income increased only 4%. However, net income in the first quarter of 2004 was positively impacted by gains from the sale of securities in the amount of $255 thousand, net of income taxes. Although the Company does have securities sales on an occasional basis, the magnitude of the gains realized in the first quarter of 2004 was uncharacteristic. Excluding the effect of these gains, first quarter net income in 2005 was 33% higher than the comparable amount in 2004.

    In consideration of its financial success in 2004, on March 15, 2005, the Company paid an $0.18 per share semi-annual dividend to shareholders of record as of February 15, 2005. The total dividend paid was $1,452,156, and shareholders demonstrated their strong support of the Company by reinvesting $908,891, or 63% of the total dividend, into additional shares of stock. The Company has paid a dividend at least annually since its fourth full year of operations in 1991.

    Hampton Roads Bankshares is traded on the Over the Counter Bulletin Board under the symbol HMPR. Bank of Hampton Roads has been in business since 1987 and operates locations throughout the cities of Chesapeake, Virginia Beach, Norfolk and Suffolk. Additional information about the Company and its subsidiaries can be found on the Web at http://www.bankofhamptonroads.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited

                                             Three Months Ended
                                     ---------------------------------
                                        March 31,         March 31,
                                          2005               2004
                                     ---------------   ---------------
    Operating Results

Interest income                      $     5,312,103   $     4,211,158
Interest expense                           1,264,944           994,100
Net interest income                        4,047,159         3,217,058
Provision for loan losses                    147,000            84,000
Noninterest income                           910,353         1,252,900
Noninterest expense                        2,981,136         2,631,646
Income taxes                                 625,127           596,466
Net income                           $     1,204,249   $     1,157,846

Earnings per share:

  Basic                              $          0.15   $          0.15
  Diluted                                       0.14              0.14

Book value per share                            5.41              5.30

    Balance Sheet at Period-End

Total loans                          $   292,355,444   $   219,152,143
Total securities                          43,009,736        64,259,050
Total deposits                           289,328,966       271,060,687
Other borrowings                          33,000,000        15,000,000
Shareholders' equity                      44,005,056        42,314,031
Total assets                             371,344,925       332,182,465

    Daily Averages

Total loans                          $   283,611,646   $   213,318,405
Total securities                          39,475,672        63,204,458
Total deposits                           278,113,958       253,821,553
Other borrowings                          31,715,389        15,000,000
Shareholders' equity                      43,123,335        41,286,361
Interest-earning assets                  329,648,089       290,867,695
Interest-bearing liabilities             218,658,140       195,645,145
Total assets                             357,706,963       313,995,386

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                                             Three Months Ended
                                     ---------------------------------
                                         March 31,        March 31,
                                          2005              2004
                                     ---------------   ---------------
    Financial Ratios

Return on average assets                        1.37%             1.48%
Return on average equity                       11.33%            11.28%
Net interest margin                             4.98%             4.45%
Efficiency ratio                               60.13%            58.87%

    Allowance for Loan Losses

Beginning balance                    $     3,070,600   $     2,948,011
Provision for losses                         147,000            84,000
Charge-offs                                  (48,032)         (155,773)
Recoveries                                    10,627            17,443
Ending balance                             3,180,195         2,893,681

    Nonperforming Assets

Nonaccrual loans                     $     1,906,163   $        20,371
Loans 90 days past due
 and still accruing
 Interest                                    389,852           898,734
Other real estate owned                            -                 -
Total nonperforming assets                 2,296,015           919,105

    Asset Quality Ratios

Nonperforming assets to
 total assets                                   0.62%             0.28%
Allowance for loan
 losses to total loans                          1.09%             1.32%
Allowance for loan
 losses to
 nonperforming assets                         138.51%           314.84%

Days in quarter                                   90                91

    This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

    CONTACT:  Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000.

SOURCE  Hampton Roads Bankshares, Inc.
    -0-                             04/26/2005
    /CONTACT:   Tiffany Glenn of Hampton Roads Bankshares, Inc.,
+1-757-436-1000/
    /Web site:  http://www.bankofhamptonroads.com/